Shareholder meeting (unaudited)

On April 28, 2009, an adjourned session of the Annual Meeting of the Shareholders of John Hancock Preferred Income Fund was held at 601 Congress Street, Boston, Massachusetts for the purpose of considering and voting upon:

Proposal 1: Election of six Trustees to serve until their respective successors have been duly elected and qualified.

PROPOSAL 1 PASSED FOR ALL TRUSTEES ON APRIL 28, 2009.

WITHHELD

FOR                             AUTHORITY

Charles L. Ladner                       13,351,899                    877,139

Stanley Martin                           13,362,252                    866,786

John A. Moore                           13,351,336                    877,702

Gregory A. Russo                      13,369,368                    859,670

Deborah C. Jackson                   13,331,011                    898,027

John G. Vrysen                          13,368,932                    860,106

Proposal 2: To adopt a new form of investment advisory agreement.

PROPOSAL 2 PASSED ON APRIL 28, 2009.

For                                           10,147,416

Against                                     587,414

Withheld                                   441,598

Broker Non-Votes                      3,052,610